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                                                                    EXHIBIT 21.1

                        SUBSIDIARIES OF WFS FINANCIAL INC


WFS Financial Auto Loans, Inc., a California corporation
WFS Financial Auto Loans 2, Inc., a California corporation
WFS Investments, Inc., a California corporation